Exhibit 10.1

 AGREEMENT

This Agreement (the “Agreement”) is entered into and is effective as of December 11, 2018 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“Buyer”), SI Financial Group, Inc. (“Seller”), a Maryland corporation, Savings Institute Bank and Trust Company (“Seller Bank”), a wholly-owned subsidiary of Seller, and Rheo A. Brouillard (the “Executive”).

WHEREAS, the Executive, Seller and Seller Bank are parties to an amended and restated employment agreement effective as of September 23, 2015 (the “Employment Agreement”); and

WHEREAS, Buyer and Seller are entering into an Agreement and Plan of Merger as of the date hereof (the “Merger Agreement”), pursuant to which Seller will be merged into Buyer (the “Merger”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, the parties desire to implement measures to prevent any payments or benefits under the Employment Agreement from constituting an excess parachute payment, as such term is defined under Section 280G of the IRC.

THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, Buyer, Seller, Seller Bank and the Executive hereby agree as follows:

Section 1. 2018 Actions.

(a)       The Executive agrees to exercise all of his vested Company Stock Options prior to January 1, 2019, and Seller agrees to take all actions necessary to facilitate the exercise of the Executive’s Company Stock Options, including, if requested by the Executive, amending the Executive’s option award agreements to permit a net settlement to satisfy the exercise price and applicable tax withholding.

(b)       The Executive agrees to dispose of all shares of Company Common Stock acquired pursuant Section 1(a) of this Agreement upon exercise of incentive stock options. Such disposition shall occur prior to January 1, 2019.

(c)       The Executive agrees that the compensation income resulting from the exercise of vested stock options and the disposition of shares of Company Common Stock acquired upon such exercise pursuant to this Section 1 will be excluded from the calculation of severance or other benefits payable to the Executive, including the Executive’s cash severance payment under the Employment Agreement, the allocation of shares under the Company ESOP, and benefits payable under the Supplemental Executive Retirement Plan between Seller Bank and the Executive.

Section 2. Cutback of Parachute Payments.

If any payment or benefit that the Executive would receive from Seller or Seller Bank, or any affiliate or successor thereto, in connection with the Merger (collectively referred to as the “Change in Control Benefits”) would (i) constitute a “parachute payment” under Section 280G of the IRC and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the IRC, then such Change in Control Benefits shall be reduced to an amount, the value of which is $1.00 less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the IRC. In the event a reduction in payments or benefits constituting “parachute payments” is necessary, reduction shall occur in the following order: (1) reduction of the cash payments due under the Employment Agreement; (2) reduction of the Supplemental Stock Ownership Benefit payable pursuant to Section 4.02 of Seller Bank’s Amended and Restated Supplemental Executive Retirement Plan; and (3) reduction of other benefits paid to the Executive.

Section 3. Closing Date.

The parties agree that the Closing Date shall be the last day of the Executive’s employment with Seller and Seller Bank (the “Termination Date”) and that the Executive’s service as the President and Chief Executive Officer of Seller and Seller Bank shall terminate as of the Termination Date. Effective as of the Termination Date, the Executive shall resign from all positions he holds as an officer, director, benefit plan trustee or otherwise with respect to Seller and Seller Bank or any of their subsidiaries. It is intended that the Termination Date shall constitute the Executive’s “separation from service” from Seller and Seller Bank within the meaning of Section 409A of the IRC and the regulations promulgated thereunder (“Section 409A”). The Executive’s termination of employment shall be treated as a voluntary termination of his employment for Good Reason in accordance with Section 11(f) of the Employment Agreement.

Section 4. Miscellaneous.

(a)       Successors. The terms of this Agreement shall be binding upon all parties hereto and their respective heirs, successors, and assigns.

(b)       Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. The Executive acknowledges that the Executive has carefully read the foregoing, has had sufficient opportunity to review this Agreement with legal counsel of the Executive’s own choosing, knows and understands this Agreement’s contents, and freely and independently signs this Agreement. No inducements, representations, or agreements have been made or relied upon to make this Agreement except as stated in this Agreement.

(c)       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereof.

(d)       Statutory Changes. All references to sections of the IRC shall be deemed also to refer to any successor provisions to such sections.

(e)       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(f)       No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise.

(g)       Counterparts. This Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

Section 5. Effectiveness.

In the event the Merger Agreement is terminated for any reason prior to the closing of the Merger, this Agreement shall be of no further force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

EXECUTIVE

/s/ Rheo A. Brouillard

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Richard M. Marotta

Print Name:	Richard M. Marotta, President & CEO

SI FINANCIAL GROUP, INC.

By:	/s/ Mark D. Alliod

Print Name:	Mark D. Alliod

SAVINGS INSTITUTE BANsK AND TRUST COMPANY

By:	/s/ Mark D. Alliod

Print Name:	Mark D. Alliod

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